Exhibit 99.1

Arrow Electronics Amended Credit Facility Increased to $1.8 Billion

-- Maturity Extended to December 2021 --

CENTENNIAL, Colo.--(BUSINESS WIRE)--December 23, 2016--Arrow Electronics, Inc. (NYSE:ARW) announced today that the company has amended its revolving credit facility, extending its maturity to December 2021 and its capacity to $1.8 billion. The credit facility previously matured in December 2018 and totaled $1.5 billion.

“Our ability to increase the size of our credit facility to $1.8 billion and extend the maturity reflects the strength and continued growth of our company,” said Chris Stansbury, senior vice president and chief financial officer. “When combined with our strong cash flows and balance sheet, the credit facility enhances our financial flexibility to continue to drive strategic growth.”

Arrow Electronics (www.arrow.com) is a global provider of products, services and solutions to industrial and commercial users of electronic components and enterprise computing solutions. Arrow serves as a supply channel partner for more than 100,000 original equipment manufacturers, contract manufacturers and commercial customers through a global network of more than 460 locations serving over 85 countries.

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Arrow Electronics, Inc.
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Steven O’Brien, 303-824-4544
Vice President, Investor Relations
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Vice President, Global Communications